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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 12, 1997



                               HORIZON GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)



   MICHIGAN                         1-12424                   38-2559212
(State or other             (Commission File Number)        (IRS Employer
Jurisdiction of                                           Identification No.)
Incorporation)

                 5000 HAKES DRIVE, NORTON SHORES, MICHIGAN       49441
                 (Address of Principal Executive Office)       (Zip Code)


       Registrant's telephone number, including area code:  (616) 798-9100



                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.   OTHER EVENTS

On November 12, 1997, Prime Retail, Inc. ("Prime") and Horizon Group, Inc. ("Horizon") entered into a definitive agreement and plan of merger (the "Merger Agreement"). As a result of the transactions contemplated in the Merger Agreement, Prime Retail will own and operate 20 of Horizon's existing 37 outlet centers. Immediately prior to the merger, a subsidiary of Horizon ("Continuing Horizon") will become the sole general partner of Horizon/Glen Outlet Centers Limited Partnership ("Horizon Partnership") and the common stock of such subsidiary will be distributed to the shareholders of Horizon. In addition, Continuing Horizon will issue $43.7 million in par value of 10.0% Series A Preferred Stock that will be distributed to Prime's convertible preferred and common stock shareholders and unit holders, representing $1.00 in par value for each such security on a fully-diluted basis. With the issuance of such Series A Preferred Stock, it is expected that the Common Stock of Continuing Horizon will have a nominal value. Continuing Horizon will own the 17 remaining Horizon centers, including Horizon's Dole Cannery project, as well as three outlet centers to be contributed from Prime's existing portfolio.

Under the terms of the Merger Agreement, Prime will pay a fixed exchange ratio of 0.20 of a share of Series B Preferred Stock and 0.597 of a share of Common Stock of each share of Common Stock of Horizon. In addition, each Common Unit in Horizon Partnership will entitle the holder to receive a Common Unit in a newly formed partnership that will, in turn, be converted into the right to receive, at the holder's election, either (i) 0.20 of a Series B Preferred Unit and 0.597 of a Common Unit of Prime Retail, L.P. or (ii) $7.125 in cash and
0.4595 of a Common Unit of Prime Retail, L.P. Based on the closing prices of Prime's Common Stock and Series B Preferred Stock on November 12, 1997, the exchange ratio represents a price of $12.87 for each share of Common Stock of Horizon. As of October 31, 1997, there were 28.3 million shares of Horizon Common Stock and Common Units outstanding. Pending completion of the merger, Prime expects to continue to pay regular quarterly distributions on its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and
Common Stock of $0.6562, $0.5312, $0.295 and $0.295, respectively. Horizon may pay a distribution on its Common Stock on or about February 15, 1998 in an amount not to exceed $0.105 per share. Thereafter, until the consummation of the merger, Horizon may make distributions on its Common Stock in an amount equal to 0.919 of any distribution paid on Prime's Common Stock.


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ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (c)       EXHIBITS

          2.1 Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Newco, LP, and Horizon/Glen Outlet Centers Limited Partnership dated as of November 12, 1997.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        HORIZON GROUP, INC.
                                        (Registrant)


                                        By:  /s/ James S. Wassel
                                           ------------------------------------
                                             James S. Wassel
                                             President



     Dated: November 14, 1997